Filed Pursuant to Rule 424(b)(3)

Registration No. 333-112169

APPLE REIT SIX, INC.

STICKER SUPPLEMENT TO

SUPPLEMENT NO. 2 DATED JUNE 15, 2004

SUPPLEMENT NO. 3 DATED JULY 19, 2004

SUPPLEMENT NO. 4 DATED JULY 29, 2004

SUPPLEMENT NO. 5 DATED AUGUST 16, 2004

Supplement Nos. 2, 3, 4 and 5 to be used with

PROSPECTUS DATED APRIL 23, 2004

Summary of Supplements to Prospectus (See Supplements for Additional Information)

Supplement No. 2 (cumulative, replacing the prior sticker supplement) dated June 15, 2004 reports on our purchase of two hotels, which are located in Texas and South Carolina and which contain a total of 280 rooms, for an aggregate gross purchase price of $22,540,000.

Supplement No. 3 dated July 19, 2004 reports on our purchase of a hotel, which is located in Redmond, Washington, and which contains 262 rooms, for a gross purchase price of $64,000,000.

Supplement No. 4 dated July 29, 2004 provides certain financial statements and pro forma information in connection with the hotels we purchased in June and July of 2004.

Supplement No. 5 dated August 16, 2004 provides Management’s Discussion and Analysis of Financial Condition and Results of Operation for the period ended June 30, 2004 and provides certain selected financial data and unaudited financial statements relating to that period.

As of April 29, 2004, we completed our minimum offering of 4,761,905 units at $10.50 per unit and raised gross proceeds of $50,000,000 and proceeds net of selling commissions and marketing expenses of $45,000,000. Each unit consists of one Common Share and one Series A Preferred Share. We are continuing the offering at $11 per unit in accordance with the prospectus.

As of June 21, 2004, we had closed on the sale of 7,201,558 additional units at $11 per unit and from such sale we raised gross proceeds of $79,217,140 and proceeds net of selling commissions and marketing expenses of $71,295,426. Sales of all units at $10.50 per unit and $11.00 per unit, when combined, represent gross proceeds of $129,217,140 and proceeds net of selling commissions and marketing expenses of $116,295,426.

In connection with our three hotel acquisitions, we paid 2% of the aggregate gross purchase price, which equals $1,730,800, as a commission to Apple Six Realty Group, Inc. This entity is owned by Glade M. Knight, who is one of our directors and our Chief Executive Officer.